Exhibit 99.1

StoneMor Partners L.P. Announces Third Quarter 2011 Results

Levittown, PA, November 9, 2011 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures today for the three months ended September 30, 2011. Critical financial measures released include both GAAP measures as provided for in our quarterly financial statements and non-GAAP measures that we believe are relevant to our ability to make cash distributions to common unitholders:

Critical financial measures:

	Three months ended
	September 30,
	2011	2010
	(In thousands)

Total revenues (a)	$60,325	$52,130
Production based revenue consisting of the total value of cemetery contracts written, funeral home revenues and investment and other income (b)	67,365	64,862

Operating profit (a)	3,979	717
Adjusted operating profit (b)	9,093	10,528

Net income (loss) (a)	(223)	(1,901)

Operating cash flows (a)	14,195	7,262
Adjusted operating cash generated (b)	9,020	10,677
Distributable free cash flow generated (b)	$8,812	$11,158

	As of	As of
	September 30, 2011	December 31, 2010
Distribution coverage quarters (b)	8.29	5.36

(a)	This is a GAAP financial measure.
(b)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures or support calculation within this press release.

Overview

“We are pleased with our third quarter results, which we achieved despite the continuing challenges of an unsettled economic environment”, said Lawrence Miller, President and Chief Executive Officer. “We continue to generate strong operating and distributable free cash flow and further, as can be seen by our period over period comparison of quarterly results, we have increased our production based revenue and total GAAP revenues.” Other highlights from our third quarter are as follows:

•

We increased our production by 3.9%, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (see “Production Based Revenue”).

•

At September 30, 2011, our net accounts receivable of $111.3 million and merchandise trust assets of $306.4 million exceeded our merchandise trust liability of $118.2 million by $299.5 million. As a result, we believe we are adequately funded to meet our future liability to deliver the goods and services that we have sold on a pre-need basis.

•

We continue to have a strong ratio of total liquid net assets to our cash distribution. Our distribution coverage (as discussed under “Distribution”) increased to 8.29 at September 30, 2011 compared to 5.36 at December 31, 2010.

•	On August 1, 2011, we acquired one cemetery in Virginia for $1.9 million in cash.

•	On August 17, 2011, we acquired five cemeteries and four funeral homes in Puerto Rico for $4.6 million in cash.

•	In the aggregate, locations acquired in 2010 and 2011 are performing at levels better than we expected.

•	Deferred cemetery revenues were $400.0 million.

•	Deferred gross profit (deferred cemetery revenue less deferred selling and obtaining costs) was $334.2 million.

Further, on October 4, 2011, we completed the acquisition of three cemeteries and three funeral homes in Tennessee for $5.0 million in cash.

We will file our quarterly report on Form 10-Q on November 9, 2011.

Distribution

In October 2011, we announced that for the third quarter of 2011, we declared a distribution of $0.585. We made this decision after evaluating recent operating results, the impact of our capital restructuring, and the impact on our financial position due to our recent acquisitions. These occurrences led to a substantial buildup in our liquid net asset position as compared to prior periods, which we believe supports our decision to maintain our distribution. Such buildup is shown in the table below:

	As of	As of
	September 30, 2011	December 31, 2010
	(In thousands)

Liquid assets:

Cash and cash equivalents	$20,135	$7,535
Accounts receivable, net of allowance	47,741	45,149
Long-term accounts receivable, net of allowance	63,516	60,061
Merchandise trusts, restricted, at fair value	306,403	318,318

Total liquid assets	437,795	431,063

Liquid liabilities:

Accounts payable and accrued liabilities	20,454	23,444
Accrued interest	5,410	2,034
Current portion, long-term debt	1,743	1,386
Other long-term liabilities	2,955	3,687
Long-term debt	173,816	219,008
Deferred tax liabilities	17,667	18,331
Merchandise liability	118,194	113,356

Total liquid liabilities	340,239	381,246

Total liquid net assets	$97,556	$49,817

Distribution coverage quarters (a)	8.29	5.36

(a)	This is a measure of the ratio of liquid net assets to a quarterly distribution commitment. The quarterly distribution commitment is calculated by taking the end of the period outstanding common units (19,357,697 at September 30, 2011 and 15,577,571 at December 31, 2010, respectively) and multiplying these units by the declared distribution. This total is then added to the distribution due to the General Partner based upon the same variables.

Critical Financial Measures

Production Based Revenue (Non-GAAP)

We believe that “Production-based revenues” is the best measure of revenues generated during a period. It is also the revenue measure used by our senior management in evaluating periodic results.

The table below details the components of production based revenue for the three months ended September 30, 2011 and 2010 and reconciles it to GAAP revenues.

	Three months ended September 30,		Increase	Increase
	2011	2010	(Decrease) ($)	(Decrease) (%)
	(In thousands)

Value of pre-need cemetery contracts written	$29,794	$28,762	$1,032	3.6%
Value of at-need cemetery contracts written	19,565	18,501	1,064	5.8%
Investment income from trusts	8,315	9,101	(786)	-8.6%
Interest income	1,442	1,371	71	5.2%
Funeral home revenues	7,705	6,688	1,017	15.2%
Other cemetery revenues	544	439	105	23.9%

Total production based revenues	$67,365	$64,862	$2,503	3.9%

Less:
Increase in deferred sales revenue and investment income	(7,040)	(12,732)	$5,692	-44.7%

Total GAAP revenues	$60,325	$52,130	$8,195	15.7%

The overall increase in our production based revenues of approximately 4% is driven by acquisitions we consummated.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a soft economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. On a non-GAAP basis, both the value of at-need contracts and the value of funeral home revenues increased. A large portion of this increase relates to the 13 cemeteries and 9 funeral homes we acquired subsequent to the third quarter of 2010.

In the third quarter of 2010, we recognized capital gains in our trust funds which we did not recognize to the same extent in 2011.

Adjusted Operating Profit and Profit Margin (Non-GAAP)

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match. The ratio of adjusted operating profit to production based revenues is a financial measure that the Company uses to evaluate its performance.

The table below presents adjusted operating profits and reconciles these amounts to GAAP operating profits for the three months ended September 30, 2011 and 2010:

	Three months ended September 30,
	2011	2010
	(In thousands)

Operating profit	$3,979	$717

Increase in applicable deferred revenues	7,040	12,732

Increase in deferred cost of goods sold and selling and obtaining costs	(1,926)	(2,921)

Adjusted operating profit	$9,093	$10,528

Adjusted operating profits decreased during the three months ended September 30, 2011 as compared to the three months ended September 30, 2010. The main reasons for this decrease are as follows:

•	We were able to grow our top-line revenues in every category except for the earnings from our trust funds. As previously indicated, this decrease of $0.8 million resulted from reduced capital gains.

•

Even though we were able to increase production based revenues, these revenues, in other than acquired locations, increased less than we had anticipated, while most expenses increased as anticipated. Production based revenues did not increase as anticipated primarily because of weather related issues such as Hurricane Irene and widespread flooding that occurred, particularly in the Northeast.

•

For 2011, we opted to give pay increases to our employees and eliminate the compensation furlough program. While we anticipate that this decision will generate long term benefits, we have incurred increases in labor and benefit costs during the three months ended September 30, 2011.

Capital Base

As of September 30, 2011, we have $150.0 million of Senior Notes outstanding which are due in 2017, $18.0 million outstanding on our revolving credit facility and $5.5 million outstanding on our acquisition credit facility. We have unused lines of credit of $59.5 million on our acquisition credit facility and $37.0 million on our revolving credit facility. Our credit facilities mature in January 2016.

We believe the unused lines of credit in our credit facilities and our existing debt structure gives us ample flexibility to gain access to capital and pursue acquisition targets.

Our capital structure was also significantly improved in the first quarter of 2011 resulting from a public offering, subsequent pay-down of debt and amendment of our credit facilities. These transactions resulted in an improved capital structure as indicated in the table below:

	September 30, 2011		December 31, 2010
	(in thousands)
Debt due dates:

Debt on lines of credit	$23,500		$33,500
Senior Secured notes due 2012	—		35,000
Debt due within three years	5,377	(a)	5,492	(a)
Debt due between three and five years	—		—
Debt due between five and ten years	150,000		150,000

Availability under credit lines:
Availability under the acquisition line of credit	59,500		40,000
Availability under the revolving line of credit	$37,000		$26,500

(a)	Debt due within three years includes smaller notes payable related to recent acquisitions.

Adjusted Operating Cash Flows and Distributable Free Cash Flow (Non-GAAP)

We define adjusted operating cash flows as operating cash flows plus or (minus):

•	Net inflows (outflows) to our merchandise trust.

•	Increases (decreases) in accounts receivable and other cash flow timing differences.

We define distributable free cash flow as adjusted operating cash flow plus or (minus):

•	Acquisition related costs.

•	(Maintenance capital expenditures).

•	Other investing cash inflows (outflows).

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows should exceed the sum of routine capital expenditures and partner distributions. Over shorter periods of time, operating cash flows may be, and usually are, negatively affected by cash flow timing lags created by cash flows into our merchandise trusts (“net trust cash flows”) and changes in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”). Generally, during periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable.

Because of the timing of certain cash receipts, there will be occasions when we will decide to make a distribution in excess of operating cash flows, adjusted operating cash flows or distributable free cash flows. During the three months ended September 30, 2011, operating cash flows were greater than distributions and adjusted operating cash flows were less than distributions. Making this type of distribution represents a business decision on our part to not delay partner distributions until such time that cash flow timing issues have been settled. It is our opinion that such a decision is in the best interest of our unitholders. As discussed above in “Distribution”, we believe that we have significant liquidity to support our distribution.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended September 30,
	2011	2010
	(In thousands)

Operating cash flows	$14,195	$7,262

Add: net cash inflows into (out of) the merchandise trust	464	(2,481)
Deduct: net decrease in accounts receivable	(3,921)	(2,916)
Add: net decrease in merchandise liabilities	1,331	1,549
Add (deduct): net decrease in accounts payable and accrued expenses	(6,259)	864
Other float related changes	3,210	6,399

Adjusted operating cash flow generated	9,020	10,677

Less: maintenance capital expenditures	(1,397)	(1,482)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	1,189	1,963

Distributable free cash flow generated	8,812	11,158

Cash on hand - beginning of the period	12,734	13,450

Distributable cash available during the year	21,546	24,608

Partner distributions made	$11,771	$7,931

(a)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.

Adjusted operating cash flow has decreased for the same reasons that adjusted operating profits have decreased, as discussed above.

The table below shows our adjusted operating cash generated and distributable free cash flow for the nine months ended September 30, 2011.

Nine months
ended September 30,
2011
(in thousands)

Operating cash flows	$11,069

Add: net cash inflows into the merchandise trust	11,681
Add: net increase in accounts receivable	5,509
Add: net decrease in merchandise liabilities	2,285
Add (deduct): net decrease in accounts payable and accrued expenses	1,290
Other float related changes	4,254

Adjusted operating cash generated	36,088

Less: maintenance capital expenditures	(4,601)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (a)	3,147

Distributable free cash flow generated	34,634

Cash on hand - beginning of the period	7,535

Distributable cash available during the year	42,169

Partner distributions made	$32,827

During the nine months ended September 30, 2011, distributions were greater than operating cash flows, but less than adjusted operating cash flows and distributable free cash flows. As can be seen in the table above, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. We consider both distributable free cash flow generated and cash on hand in making our distribution decision. At September 30, 2011, we had over $20 million in cash on hand. Distributable cash available, including cash on hand, was greater than distributions by $9.3 million or 28.5% for the nine months ended September 30, 2011.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues increased by $8.2 million, or 15.7%, to $60.3 million during the three months ended September 30, 2011 from $52.1 million during the three months ended September 30, 2010. This increase is primarily caused by increases in the value of pre-need and at-need contracts which collectively increased by $5.2 million on a GAAP basis.

Investment income from trusts decreased on a non-GAAP basis by $0.8 million, or 8.6%, to $8.3 million during the three months ended September 30, 2011. However, on a GAAP basis, investment income from trusts has increased by $2.0 million as we have met the requirements related to these earnings that allow us to recognize them as revenue.

Funeral home revenues increased by $1.0 million, or 15.2%, to $7.5 million on a GAAP basis during the three months ended September 30, 2011. A large portion of this increase relates to the funeral homes we acquired subsequent to the third quarter of 2010.

Operating Profit

Operating profit increased by $3.3 million, to $4.0 million during the three months ended September 30, 2011 from $0.7 million during the three months ended September 30, 2010. During the three months ended September 30, 2011, we recognized more revenue, and more of the associated costs from our acquisitions, than we did in the comparable quarter of the prior year. We typically have greater deferrals in the periods following large acquisitions as we have an increase in sales from our pre-need programs, but do not begin to service and deliver the products sold until later periods. Therefore, the acquisitions that we made of 21 cemeteries and 5 funeral homes in the first nine months of 2010, contributed less to the third quarter 2010 results than they did to the third quarter 2011 results. This improvement was also caused in part by acquisition related costs which were $0.6 million higher during the three months ended September 30, 2010.

Net Income (Loss)

The table below breaks out significant changes to net income (loss) for the three months ended September 30, 2011 and 2010:

	Three months ended September 30,
	2011	2010
	(in thousands)

Operating profit	$3,979	$717

Gain on acquisition	—	59
Increase in fair value of interest rate swaps	—	1,398
Interest expense	4,824	5,902

Loss before income taxes	(845)	(3,728)

Total income tax benefit	(622)	(1,827)

Net loss	$(223)	$(1,901)

The overall decrease in the net loss was primarily related to the following:

•	A change in the value of interest rate swaps which resulted in a gain of $1.4 million during the third quarter of 2010. The interest rate swaps were terminated in the fourth quarter of 2010.

•	A $1.1 million decrease in interest expense.

•	A $1.2 million decrease in the benefit from income tax expense.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At September 30, 2011 our backlog was $356.4 million. This is an increase of $38.6 million from $317.8 million at December 31, 2010. This build up in backlog relates primarily to business generated at our newly acquired properties and will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investor Conference Call

An investors’ conference call to review the third quarter 2011 results will be held on Wednesday, November 9, 2011, at 10:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 683-0779. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 a.m. Eastern Time on November 23, 2011. The reservation number for the audio replay is as follows: 21543427. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 272 cemeteries and 69 funeral homes in 25 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward- looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distributions once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$20,135	$7,535
Accounts receivable, net of allowance	47,741	45,149
Prepaid expenses	4,951	3,783
Other current assets	15,027	9,002

Total current assets	87,854	65,469

Long-term accounts receivable, net of allowance	63,516	60,061
Cemetery property	295,004	283,460
Property and equipment, net of accumulated depreciation	70,712	66,249
Merchandise trusts, restricted, at fair value	306,403	318,318
Perpetual care trusts, restricted, at fair value	235,359	249,690
Deferred financing costs, net of accumulated amortization	9,059	9,801
Deferred selling and obtaining costs	65,819	59,422
Deferred tax assets	566	605
Goodwill	22,671	18,153
Other assets	13,490	14,364

Total assets	$1,170,453	$1,145,592

Liabilities and partners’ capital
Current liabilities:
Accounts payable and accrued liabilities	$20,454	$23,444
Accrued interest	5,410	2,034
Current portion, long-term debt	1,743	1,386

Total current liabilities	27,607	26,864

Other long-term liabilities	2,955	3,687
Long-term debt	173,816	219,008
Deferred cemetery revenues, net	400,002	386,465
Deferred tax liabilities	17,667	18,331
Merchandise liability	118,194	113,356
Perpetual care trust corpus	235,359	249,690

Total liabilities	975,600	1,017,401

Partners’ capital
General partner	2,688	1,809
Common partners	192,165	126,382

Total partners’ capital	194,853	128,191

Total liabilities and partners’ capital	$1,170,453	$1,145,592

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on

Form 10-Q for the quarter ended September 30, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Cemetery
Merchandise	$28,738	$25,750	$81,277	$68,576
Services	13,295	11,537	35,697	29,562
Investment and other	10,793	8,335	30,495	25,240
Funeral home
Merchandise	3,041	2,516	9,137	7,378
Services	4,458	3,992	13,057	10,781

Total revenues	60,325	52,130	169,663	141,537

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,373	1,370	4,097	3,727
Merchandise	5,787	5,098	15,272	12,466
Cemetery expense	15,312	13,506	42,860	34,839
Selling expense	12,192	10,298	33,923	27,381
General and administrative expense	7,111	6,327	20,569	18,086
Corporate overhead (including $195 and $190 in unit-based compensation for the three months ended September 30, 2011 and 2010, and $576 and $543 for the nine months ended September 30, 2011 and 2010, respectively)	5,628	5,360	17,572	16,054
Depreciation and amortization	1,886	2,466	6,374	6,205
Funeral home expense
Merchandise	982	967	3,197	2,833
Services	3,107	2,549	8,456	6,884
Other	1,779	1,509	5,222	4,381
Acquisition related costs	1,189	1,963	3,147	4,619

Total cost and expenses	56,346	51,413	160,689	137,475

Operating profit	3,979	717	8,974	4,062

Expenses related to refinancing	—	—	453	—
Gain on acquisitions	—	59	—	7,152
Early extinguishment of debt	—	—	4,010	—
Increase in fair value of interest rate swaps	—	1,398	—	4,637
Interest expense	4,824	5,902	14,266	15,999

Loss before income taxes	(845)	(3,728)	(9,755)	(148)

Income tax expense (benefit)
State	69	(20)	(829)	34
Federal	(691)	(1,807)	(2,304)	(2,716)

Total income tax expense (benefit)	(622)	(1,827)	(3,133)	(2,682)

Net income (loss)	$(223)	$(1,901)	$(6,622)	$2,534

General partner’s interest in net income (loss) for the period	$(4)	$(38)	$(132)	$51
Limited partners’ interest in net income (loss) for the period	$(219)	$(1,863)	$(6,490)	$2,483

Net income (loss) per limited partner unit (basic and diluted)	$(.01)	$(.13)	$(.35)	$.18

Weighted average number of limited partners’ units outstanding (basic and diluted)	19,353	13,995	18,807	13,649
Distributions declared per unit	$.585	$.565	$1.755	$1.675

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on

Form 10-Q for the quarter ended September 30, 2011.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Operating activities:
Net income (loss)	$(223)	$(1,901)	$(6,622)	$2,534
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cost of lots sold	1,723	1,482	5,004	4,414
Depreciation and amortization	1,886	2,466	6,374	6,205
Unit-based compensation	195	190	576	543
Accretion of debt discount	325	86	950	252
Change in fair value of interest rate swaps	—	(1,398)	—	(4,637)
Write-off of deferred financing fees	—	—	453	—
Gain on acquisitions	—	(59)	—	(7,152)
Fees paid related to early extinguishment of debt	—	—	4,010	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	3,921	2,916	(5,509)	(12,014)
Allowance for doubtful accounts	1,124	1,250	3,597	2,731
Merchandise trust fund	(464)	2,481	(11,681)	(1,500)
Prepaid expenses	917	(522)	586	(468)
Other current assets	(4,519)	726	(6,024)	(2,041)
Other assets	46	283	244	519
Accounts payable and accrued and other liabilities	6,259	(864)	(1,290)	(224)
Deferred selling and obtaining costs	(1,135)	(1,778)	(6,398)	(7,755)
Deferred cemetery revenue	6,202	5,340	31,560	31,728
Deferred taxes (net)	(731)	(1,887)	(2,476)	(2,883)
Merchandise liability	(1,331)	(1,549)	(2,285)	(495)

Net cash provided by operating activities	14,195	7,262	11,069	9,757

Investing activities:
Cash paid for cemetery property	(1,988)	(1,030)	(4,258)	(1,841)
Purchase of subsidiaries	(6,450)	(1,500)	(10,300)	(38,462)
Cash paid for management agreements	—	(346)	—	(346)
Cash paid for property and equipment	(1,397)	(1,482)	(4,601)	(4,139)

Net cash used in investing activities	(9,835)	(4,358)	(19,159)	(44,788)

Financing activities:
Cash distribution	(11,771)	(7,931)	(32,827)	(23,341)
Additional borrowings on long-term debt	15,500	9,747	27,800	63,636
Repayments of long-term debt	(566)	(40,244)	(74,490)	(40,928)
Proceeds from public offering	—	39,502	103,207	39,502
Proceeds from general partner contribution	—	845	2,246	1,031
Fees paid related to early extinguishment of debt	—	—	(4,010)	—
Cost of financing activities	(122)	(315)	(1,236)	(390)

Net provided by financing activities	3,041	1,604	20,690	39,510

Net increase in cash and cash equivalents	7,401	4,508	12,600	4,479
Cash and cash equivalents - Beginning of period	12,734	13,450	7,535	13,479

Cash and cash equivalents - End of period	$20,135	$17,958	$20,135	$17,958

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$345	$1,680	$9,897	$12,060
Cash paid during the period for income taxes	$532	$231	$2,242	$961

Non-cash investing and financing activities
Acquisition of assets by financing	$94	$—	$237	$—
Issuance of limited partner units for cemetery acquisition	$—	$—	$264	$5,785
Acquisition of asset by assumption of directly related liability	$—	$—	$—	$2,532

See accompanying notes to the Condensed Consolidated Financial Statements on the Quarterly Report to be filed on

Form 10-Q for the quarter ended September 30, 2011.